Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Onconova Therapeutics, Inc. on Form S-8 to be filed on or about September 13, 2013 of our report dated May 2, 2013, except for the third paragraph of Note 18, for which the date is July 17, 2013, on our audit of the financial statements as of December 31, 2011 and for the year ended December 31, 2011. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8.

/s/ EisnerAmper LLP

Iselin, New Jersey

September 13, 2013